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                                                                    Exhibit 2.10

                      SHARED TRANSACTION SERVICES AGREEMENT

                                     between

                                  SYNAVANT INC.

                                       and

                             IMS HEALTH INCORPORATED


                             Dated as of ___________
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                  SHARED TRANSACTION SERVICES AGREEMENT (this "Agreement"),
dated as of ______, 2000 (the "Agreement Date"), by and between IMS AG, a Swiss corporation ("Service Provider") and the entities set forth on Schedule I ("Recipients"). Synavant Inc. ("SYNAVANT") guarantees the obligations of the subsidiaries.

                              W I T N E S S E T H :

                  WHEREAS,

                  1. IMS Health Incorporated (the "Corporation") and SYNAVANT are being separated into two separate and independent businesses by means of a spin-off (the "Distribution"), pursuant to the Distribution Agreement, dated as of August 31, 2000 (the "Distribution Agreement"), between the Corporation and SYNAVANT;

                  2. The target date of the Distribution is August 31, 2000 and the actual date that the Distribution is effected shall be called the "Distribution Date" herein;

                  3. Prior to the Distribution Date, Service Provider has provided and Recipient has purchased, pursuant to various written and oral agreements, the Shared Transaction Services described in this Agreement;

                  4. In order to facilitate the orderly continuation of Recipient's business for a transitional period after the Distribution Date, Service Provider has agreed to provide to Recipient, and Recipient has agreed to purchase from Service Provider, the Shared Transaction Services described in this Agreement.

                  NOW, THEREFORE, in consideration of the agreements of Service Provider and Recipient set forth below, Service Provider and Recipient agree as follows:

                                    ARTICLE I
                          DEFINITIONS AND CONSTRUCTION

                  Section 1.01. DEFINITIONS. The following defined terms shall have the meanings specified below:

                  (1) "Agreement" shall have the meaning set forth in the preamble.

                  (2) "Agreement Date" shall have the meaning set forth in the preamble.

                  (3) "Agreement Disputes" shall have the meaning set forth in
Section 12.1.


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                  (4) "Alternative Provider" shall mean any alternative external service provider selected by Recipient to provide services similar to the Services following the expiration or termination of this Agreement.

                  (5) the "Corporation" shall have the meaning set forth in the preamble.

                  (6) "Distribution" shall have the meaning set forth in the Recitals.

                  (7) "Distribution Agreement" shall have the meaning set forth in the Recitals.

                  (8) "Distribution Date" shall have the meaning set forth in the Recitals.

                  (9) "Effective Date" shall have the meaning set forth in
Article III.

                  (10) "Fees" shall mean those charges for the Services set forth in Schedule E.

                  (11) "IMS HEALTH" shall have the meaning set forth in the preamble.

                  (12) "Licensed Documentation" shall mean all documentation that is used in connection with the operation of the Licensed Software.

                  (13) "Licensed Software" shall mean the software described in Schedule D.

                  (14) "Parties" shall mean Service Provider and Recipient, collectively.

                  (15) "Party" shall mean either of Service Provider or Recipient, as the case may be.

                  (16) "Recipient" shall have the meaning set forth in the preamble.

                  (17) "Recipient Data" shall mean all data or information supplied by Recipient to Service Provider for processing or transmission in connection with the Services.

                  (18) "Rules" shall have the meaning set forth in Section 12.2.

                  (19) "Service Provider" shall have the meaning set forth in the preamble.

                  (20) "Service Provider Service Location" shall mean any location from which Service Provider provides or performs the Services. The Service Provider Service Location as of the Agreement Date is located in Cham, Switzerland.


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                  (21) "Service Provider Software" shall mean the software and related documentation (a) owned, acquired or developed by Service Provider used in connection with providing the Services or (b) licensed or leased by Service Provider from a third party which is used in connection with providing the Services. The Service Provider Software includes the software set forth in Schedule F.

                  (22) "Service" shall mean the Shared Transaction Services.

                  (23) "Shared Transaction Services" shall mean the services described in Schedule B.

                  Section 1.02. REFERENCES. In this Agreement and the Schedules to this Agreement:

                  (1) the Schedules to this Agreement shall be incorporated in and deemed part of this Agreement and all references to this Agreement shall include the Schedules to this Agreement; and

                  (2) references to the word "including" or the phrase "e.g." in this Agreement shall mean "including, without limitation".

                  Section 1.03. HEADINGS. The article and section headings and the table of contents are for reference and convenience only and shall not be considered in the interpretation of this Agreement.

                  Section 1.04. INTERPRETATION OF DOCUMENTS. If there is a conflict between this Agreement and the terms of any of the Schedules, the terms of this Agreement shall prevail.

                                   ARTICLE II
                                TERM OF AGREEMENT

                  This Agreement shall become effective on the Distribution Date (the "Effective Date") and shall remain in effect (the "Term") thereafter unless terminated by either party upon not less than three (3) months' prior written notice; provided, however, that upon termination of the agreement, Recipient shall pay to Service Provider a lump sum amount equal to the balance that would have been paid with respect to the charges incurred by the Service Provider in connection with its obligations under Sections 5.01 and 7.03 herein as if this Agreement had not been terminated. In no event shall the Term extend beyond the second anniversary of the Effective Date.


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                                   ARTICLE III
                                    SERVICES

                  Section 3.01. SERVICES. Service Provider shall provide to Recipient, and Recipient shall purchase from Service Provider, the Shared Transaction Services at the levels of service set forth in Schedule B, provided however, SYNAVANT's annual purchases in all events will not be higher than 110%, nor be less than ninety percent (90%) of, the service level volumetrics set forth in the 1999 service assessment attachment Schedule C. Services provided by Service Provider which are not specifically covered in this agreement will be rendered at the market rates charged by PricewaterhouseCoopers for the equivalent level of expertise and service.

                  Section 3.02. SENSITIVE SERVICES. Service Provider shall make all scheduled tax payments accurately and in a timely manner. Service Provider shall also accurately disburse funds on behalf of Recipient to vendors and employees in accordance with the appropriate vendor terms and employee payrolls provided by Recipient. Service Provider shall repay Recipient any erroneous payment, interest or penalty resulting from an inaccurate or late payment under this section attributable solely to it but its cumulative liability under this section in any service year shall not exceed $10,000. Service Provider shall be subrogated to Recipient's rights to the extent of any repayment and Recipient shall cooperate with Service Provider in seeking reimbursement from any tax authority, vendor or employee who shall have received an inaccurate or misdirected disbursement

                  Section 3.03. PRIORITY. Service Provider shall provide the Services to Recipient with respect to prioritizing, processing and recovery in accordance with Schedule B.

                  Section 3.04. REPORTS. Service Provider shall provide Recipient with the closings set forth in Schedule C according to the schedule set forth in Schedule C. All completion dates for processing to take place in 2001 and thereafter shall be agreed and established in the same manner as provided under this Agreement for processing which will take place in 2000.

                                   ARTICLE IV
                              RECIPIENT OBLIGATIONS

                  Section 4.01. GENERALLY. Recipient shall:

                  (1) comply with any reasonable instructions provided by Service Provider to adequately provide the Services;

                  (2) comply with all applicable standards and procedures applicable to the Service Provider Service Location;


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                  (3) promptly report any operational or system problem to
Service Provider; and

                  (4) provide the working environment, including space, furniture, electricity, telephones and other infrastructure requirements for Service Provider's employees located at Recipient's premises, if any.

                  Section 4.02. ASSOCIATED EQUIPMENT. Except to the extent otherwise provided in any Schedule, Recipient shall maintain and be responsible for all costs (including personnel, maintenance and repair) associated with communications equipment (including terminals, communications hardware, modems and telephone lines) that Recipient owns or operates and that are not located at the Service Provider Service Location necessary to provide the Services or to transmit the Recipient Data for processing at the Service Provider Service Location.

                  Section 4.03. SECURITY. Service Provider shall be responsible for authorizing Recipient's security access to Recipient's Data. Recipient's Chief Financial Officer or his designee shall specify its employees with security access. Recipient shall ensure that user accounts shall only be used by the person for whom such account was created or other authorized personnel. Recipient shall promptly inform Service Provider of any individual who is no longer authorized to use the Services. Recipient acknowledges all services will be rendered by the Service Provider and agrees it shall not contact the Service Provider's Data Center other than for in emergency situations.

                  Section 4.04. BUSINESS PLANNING. During the term of this Agreement, Recipient shall, within a reasonable period of time after such plans are available, provide Service Provider with a detailed plan identifying any changes in Recipient's business that may affect the Services or result in additional capacity being required in order for Service Provider to provide the Services to Recipient. Recipient's business plan provided to Service Provider pursuant to this Section 4.4 shall be deemed confidential information of Recipient.

                                    ARTICLE V
                               PROPRIETARY RIGHTS

                  Section 5.01. SERVICE PROVIDER SOFTWARE. All Service Provider Software is, or shall be, and shall remain, the exclusive property of Service Provider or its third party licensor and Recipient shall have no rights or interests to the Service Provider Software. Service Provider shall obtain any consents or approvals necessary in connection with Service Provider's use of the Service Provider Software to provide the Services to Recipient on a transitional only basis. The Recipient will be required to obtain and pay for any licenses required.


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                                   ARTICLE VI
                                      DATA

                  Section 6.01. FORM OF DATA. All data submitted by Recipient to Service Provider in connection with the Services shall be in the form substantially similar to that submitted before the Distribution date, unless otherwise agreed to in writing by the parties.

                  Section 6.02. OWNERSHIP OF DATA. The Recipient Data is and shall remain the property of Recipient or its customers.

                  Section 6.03. OWNERSHIP OF MEDIA. Unless furnished to Service Provider by Recipient, all media upon which Recipient Data is stored is and shall remain the property of Service Provider. Recipient may, upon Service Provider's consent, (1) provide Service Provider with a replacement for the media upon which the Recipient Data is stored or (2) purchase such media from Service Provider at the price specified by Service Provider.

                  Section 6.04. RESPONSIBILITY FOR DATA. Recipient is responsible from the Agreement Date for (1) the accuracy and completeness of the data submitted by Recipient in connection with the Services and (2) any errors in and with respect to data obtained from Service Provider because of any inaccurate or incomplete data submitted by Recipient to Service Provider. Service Provider shall maintain the records and data submitted by Recipient in such form as to readily allow their return at the termination or expiration of the Agreement in either electronic or paper formats, as appropriate.

                                   ARTICLE VII
                                      FEES

                  Section 7.01. FEES. Recipient shall pay to Service Provider through the end of the Term the fees set forth in Schedule E in respect of each of the Shared Transaction Services. Commencing January 1, 2001, the fees for each such Service shall increase by five percent (5%). Services provided by the service provider which are not specifically covered in this agreement will be rendered at the market rates charged by PricewaterhouseCoopers for the equivalent level of expertise and service.

                  Section 7.02. TIME OF PAYMENT. The Fees shall be paid by Recipient on the last business day of each fiscal quarter that the Services are provided to Recipient.

                  Section 7.03. SUBSTANTIAL CHANGE IN VOLUME. If Recipient's use of a Shared Transaction Service increases above the level set forth in Schedule A, Service Provider shall determine whether any additional hardware or


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software is necessary to allow Service Provider to render the Shared Transaction
Service. If Service Provider and Recipient agree, under this Section 7.3, that additional hardware or software is required, (1) Service Provider shall acquire upon Recipient's request, such additional hardware or software on behalf of Recipient and Recipient shall pay to Service Provider or to the supplier or third party lessor, as may be applicable, the purchase or lease fees in respect of such additional hardware or software, (2) Service Provider shall implement an appropriate increase to the Fees and (3) the Parties shall establish a mechanism for determining the costs to Service Provider of maintaining such additional hardware or software beyond the initial Term and, if any, the extended Term and Recipient shall pay such costs to Service Provider upon the expiration or termination of this Agreement. Except as otherwise agreed in writing by the Parties, all rights in and title to any hardware or software acquired by Service Provider on behalf of Recipient and paid for by Recipient shall belong to Recipient.

                  Section 7.04. TAXES. Recipient shall pay any value-added tax and any tariff, duty, export or import fee, sales tax, use tax, service tax or other tax or charge imposed by any government or government agency on Recipient or Service Provider with respect to the Services or the execution or performance of this Agreement.

                  Section 7.05. LATE PAYMENTS. Any fees or payments owing to Service Provider under this Agreement remaining unpaid 30 days after their due date shall bear interest at the prime rate plus two (2) percent per month, but not exceeding the highest lawful rate of interest, calculated from the date such amount was due until the date payment is received by Service Provider.

                                  ARTICLE VIII
                                     AUDITS

                  Recipient shall have the right during normal business hours and upon reasonable advance notice, to review the Data Center processes and procedures as well as the computer printouts and reports and other records of Service Provider to the extent such books and records relate to the provision by Service Provider of the Services. Any such review shall be conducted at Recipient's sole expense. Service Provider shall perform periodic internal control reviews of the activities at its service and data centers at its expense. To the extent permitted by law or accounting rules, Recipient's accountants shall be entitled to review the work papers resulting from such internal control review.

                                   ARTICLE IX
                                 CONFIDENTIALITY

                  Neither Party shall use nor permit others to use the confidential information of the other Party without its prior consent and shall keep, and cause its consultants and advisors to keep, confidential all information concerning the other Party in its possession, its custody or under its control, except to the extent (1) such information has been in the public domain through no fault of such Party or (2) such information has been later lawfully acquired from other sources by such Party or (3) this Agreement or any other agreement entered into pursuant to this Agreement permits the use or disclosure of such information, to the extent such information (a) relates to the period up to the


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Distribution Date or (b) is obtained in the course of providing or receiving the
Services under this Agreement, and neither Party shall without the prior consent of the other, otherwise release or disclose such information to any other person, except such Party's auditors and attorneys, unless compelled to disclose such information by judicial or administrative process or unless such disclosure is required by law and such Party has used commercially reasonable efforts to consult with the other Party prior to such disclosure.

                                    ARTICLE X
                                    INDEMNITY

                  Section 10.01. Each Party shall indemnify and hold the other Party harmless in respect of all claims, costs, expenses, damages and liabilities (including reasonable attorney's fees) arising from the gross negligence or willful misconduct, fraud, theft and illegal acts of the employees, agents or other representatives of the indemnifying Party after the Agreement Date.

                  Section 10.02. Each Party shall also indemnify and hold the other harmless for the breach of its covenants or other obligations under the Agreement which constitute gross negligence or willful misconduct. A breach of the covenant of confidentiality under Article 9, above, shall not be indemnified if the confidential information disclosed was protected under the same standard of confidentiality used by the disclosing Party to protect its own confidential information.

                  Section 10.03. Recovery under the provisions of sections 10.1 and 10.2, above, shall be the exclusive remedy of each Party for a breach of this Agreement by the other and in no event shall either Party have any liability to the other for any claims, losses, damages, judgments, costs or expenses which the other Party may suffer or incur as a result of injuries to personnel of such other Party or loss or theft or damage to any personal property of such other Party at the Service Provider Service Location, except as provided in 10.1, above.

                                   ARTICLE XI
                 WARRANTY DISCLAIMER AND LIMITATION OF LIABILITY

                  Section 11.01. WARRANTY. Service Provider warrants the Services shall be substantially of the same type, quality and utilization levels and provided with substantially the same degree of care and diligence as such services had been provided to Recipient during the period prior to the Distribution Date.

                  Section 11.02. DISCLAIMER . EXCEPT AS EXPRESSLY SET FORTH HEREIN, SERVICE PROVIDER MAKES NO REPRESENTATIONS OR WARRANTIES IN RESPECT OF THE SERVICES, THE LICENSED SOFTWARE, THE SERVICE PROVIDER SOFTWARE OR THE LICENSED DOCUMENTATION, EXPRESS OR IMPLIED, INCLUDING THE


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WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                  Section 11.03. LIMITATION OF LIABILITY. Recipient acknowledges the Services are provided by Service Provider (1) at the request of Recipient in order to accommodate the Distribution, (2) at Service Provider's cost and that no profit is being made by Service Provider and (3) with the expectation it is not assuming any financial or operational risks, including those usually assumed by a service provider. Accordingly, Recipient agrees Service Provider shall not be liable for indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, relating to the Services or Service Provider's performance under this Agreement.

                                   ARTICLE XII
                               DISPUTE RESOLUTION

                  Section 12.01. NEGOTIATION. In the event of a controversy, dispute or claim arising out of, or in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including any claim based in contract, tort, statute or constitution (collectively, "Agreement Disputes"), the controllers, then the chief financial officers and, finally, the chief executive officers of the Parties shall negotiate in good faith for a reasonable period of time to settle such Agreement Dispute, provided such reasonable period shall not, unless otherwise agreed by the Parties in writing, exceed 30 days from the time the Parties began such negotiations; provided further, that in the event of any arbitration in accordance with Section 12.2, the Parties shall not assert the defenses of statute of limitations and laches arising for the period beginning after the date the Parties began negotiations hereunder, and any contractual time period or deadline under this Agreement to which such Agreement Dispute relates shall not be deemed to have passed until such Agreement Dispute has been resolved.

                  Section 12.02. ARBITRATION. If after such reasonable period such general counsels are unable to settle such Agreement Dispute (and, in any event, unless otherwise agreed in writing by the Parties, after 60 days have elapsed from the time the Parties began such negotiations), such Agreement Dispute shall be determined, at the request of a Party, by arbitration conducted in New York City, before and in accordance with the then-existing International Arbitration Rules of the American Arbitration Association (the "Rules"). In any dispute between the Parties, the number of arbitrators shall be three. Any judgment or award rendered by the arbitrators shall be final, binding and nonappealable (except on grounds specified in 9 U.S.C. Section 10(a), as in effect on the Agreement Date). If the Parties are unable to agree on the arbitrators, the arbitrators shall be selected in accordance with the Rules; provided that each arbitrator shall be a U.S. national. Any controversy concerning whether an Agreement Dispute is an Agreement Dispute subject to arbitration, whether arbitration has been waived, whether an assignee


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of this Agreement is bound to arbitrate, or as to the interpretation or enforceability of this Article 12 shall be determined by the arbitrators. In resolving any dispute, the Parties intend that the arbitrators apply the substantive laws of the State of New York, without regard to the choice of law principles thereof. The Parties intend that the provisions to arbitrate set forth in this Section 12.2 be valid, enforceable and irrevocable. The Parties agree to comply with any award made in any such arbitration proceeding that has become final in accordance with the Rules and agree to enforcement of or entry of judgment upon such award, by any court of competent jurisdiction, including
(1) the Supreme Court of the State of New York, New York County, or (2) the United States District Court for the Southern District of New York, in accordance with Section 16.16. The arbitrators shall be entitled, if appropriate, to award any remedy in such proceedings, including monetary damages, specific performance and all other forms of legal and equitable relief; provided, however, the arbitrators shall not be entitled to award punitive damages. Without limiting the provisions of the Rules, unless otherwise agreed in writing by the Parties or as permitted by this Agreement, the Parties shall keep confidential all matters relating to the arbitration or the award, provided such matters may be disclosed (a) to the extent reasonably necessary in any proceeding brought to enforce the award or for entry of a judgment upon the award and (b) to the extent otherwise required by law. Notwithstanding Article 32 of the Rules, the losing Party in the arbitration shall be responsible for all of the costs of the arbitration, including legal fees and other costs specified by such Article 32. Nothing contained in this Section 12.2 is intended to or shall be construed to prevent either Party, in accordance with Article 22(3) of the Rules or otherwise, from applying to any court of competent jurisdiction for interim measures or other provisional relief in connection with the subject matter of any Agreement Disputes.

                  Section 12.03. CONTINUITY OF SERVICES AND PERFORMANCE. Unless otherwise agreed in writing, the Parties shall continue to provide the Services and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this Article 12 with respect to all matters not subject to such dispute, controversy or claim.

                                  ARTICLE XIII
                         CONTINUED PROVISION OF SERVICES

                  Section 13.01. FORCE MAJEURE. Service Provider shall not be in default of its obligations hereunder for any delays or failure in performance resulting from any cause or circumstance beyond the reasonable control of Service Provider, provided that Service Provider exercises commercially reasonable efforts to perform its obligations in a timely manner. If any such occurrence prevents Service Provider from providing any of the Services, Service Provider shall cooperate with Recipient in obtaining, at Recipient's sole expense, an alternative source for the affected Services, and Recipient shall be released from any payment obligation to Service Provider in respect of such Services during the period of such force majeure.


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                  Section 13.02. BUSINESS RECOVERY. Service Provider shall
maintain a business recovery plan for the shared services center and data center. Recipient shall communicate to Service Provider any subsequent changes in its processes and systems requiring changes in the business recovery plan. The costs of effecting any such change will be assumed by Recipient which will receive copies of the revised business recovery plans upon completion. If a disaster occurs affecting the Services, Service Provider shall implement the business recovery plan and Recipient shall be responsible for its proportionate share of any fees incurred by Service Provider in connection with implementing the business recovery plan.

                  Section 13.03. FUTURE CHANGES. If, in the future, the Service Provider incurs costs on Recipient's behalf related to future changes in technologies or systems applications, Recipient will be responsible for those fees and the Service Provider will give Recipient three (3) months' notice of nay such change.

                                   ARTICLE XIV
                                   TERMINATION

                  Section 14.01. EFFECT OF TERMINATION. Upon the termination of this Agreement, Recipient shall pay to Service Provider, no later than the effective date of such termination, the balance of the Fees due.

                                   ARTICLE XV
                         TERMINATION ASSISTANCE SERVICES

                  Upon the expiration or the effective date of termination of this Agreement, Service Provider shall have no further obligation to provide the Services to Recipient except that:

                  (1) for a period up to (a) 120 days prior to the expiration or the effective date of termination of this Agreement and (b) 60 days following the expiration of this Agreement or the effective date of termination of this Agreement, Service Provider shall use reasonable efforts to cooperate, at Recipient's expense, with (i) the Alternative Provider or (ii) Recipient, in connection with the transfer of the Services, the Recipient Data, the Licensed Software and the Licensed Documentation as provided in Section 5.2, from Service Provider to the facilities of (x) the Alternative Provider or (y) Recipient, as requested by Recipient; and

                  (2) Service Provider will render to Recipient at its incremental cost such assistance as is reasonably necessary to effect a transition of the services provided under this agreement to an Alternate Provider at a new location.


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                                   ARTICLE XVI
                            MISCELLANEOUS PROVISIONS

                  Section 16.01. NO WAIVERS. No failure on the part of either Party to exercise and no delay in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise by a Party of any right or remedy hereunder preclude any other right or remedy or further exercise thereof or the exercise of any other right.

                  Section 16.02. CONSENTS, APPROVALS AND REQUESTS. Unless otherwise specified in this Agreement, all consents and approvals, acceptances or similar actions to be given by either Party under this Agreement shall not be unreasonably withheld or delayed and each Party shall make only reasonable requests under this Agreement.

                  Section 16.03. PARTIAL INVALIDITY. In the event any of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or impaired.

                  Section 16.04. NOTICES. All notices, designations, approvals, consents, requests, acceptances, rejections or other communications required or permitted by this Agreement shall be in writing and shall be sent via telecopy to the telecopy number specified below. A copy of any such notice shall also be sent by registered express air mail on the date such notice is transmitted by telecopy to the address specified below:

                  If to Service Provider:   IMS AG

                                            Dorfplatz 4

                                            6330 Cham, Switzerland

                                            Telecopy No.: (041) 780-0363

                                            Attention: G. Lehmann

                  With a copy to:           IMS HEALTH Incorporated
                                            200 Nyala Farms
                                            Westport, CT  06880

                                            Telecopy No.: (203) 222-4313
                                            Attention: General Counsel

                  If to Recipients:         Synavant, Inc.

                                            3445 Peachtree Road, N.E.


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                                            Suite 1400

                                            Atlanta, GA  30326

                                            Telecopy No.: (404) 841-4115
                                            Attention: Chief Legal Officer

Any Party may at any time, by notice to the other Party transmitted or sent in the manner described above, change the address or telecopy number to which communications to it are to be sent.

                  Section 16.05. RELATIONSHIP. The performance by Service Provider of its duties and obligations under this Agreement shall be that of an independent contractor and nothing herein contained shall create or imply an agency relationship between the Parties, nor shall this Agreement be deemed to constitute a joint venture or partnership between the Parties.

                  Section 16.06. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

                  Section 16.07. COVENANT OF FURTHER ASSURANCES. The Parties covenant and agree that, subsequent to the execution and delivery of this Agreement and without any additional consideration, each of the Parties will execute and deliver any further legal instruments and perform any acts which are or may become reasonably necessary to effectuate this Agreement.

                  Section 16.08. ASSIGNMENT. This Agreement may not be assigned by either Party, other than to an affiliate of such Party or pursuant to a corporate reorganization or merger, without the consent of the other Party. Any assignment in contravention of this Section 16.8 shall be void.

                  Section 16.09. ENTIRE UNDERSTANDING. This Agreement represents the entire understanding of the Parties with respect to the Services and supersedes all previous writings, correspondence and memoranda with respect thereto, and no representations, warranties, agreements or covenants, express or implied, of any kind or character whatsoever with respect to such subject matter have been made by either Party to the other, except as herein expressly set forth.

                  Section 16.10. SUCCESSORS. Subject to the restrictions on assignment set forth in Section 16.8, this Agreement shall be binding upon and inure to the benefit of and be enforceable against the Parties hereto and their respective successors and assigns.

                  Section 16.11. AMENDMENTS. This Agreement can be modified or amended only by a written amendment executed by both Parties.


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                  Section 16.12. SURVIVAL. The provisions of Article 5, Article
8, Article 9, Article 10, Article 11, Article 12, Article 15, Section 6.2,
Section 6.3, Section 7.1, Section 7.2, Section 7.5, Section 14.2, Section 16.6, this Section 16.12, Section 16.14 and Section 16.17 shall survive the expiration or termination of this Agreement.

                  Section 16.13. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

                  Section 16.14. GOOD FAITH AND FAIR DEALING. Each Party hereby agrees that its performance of all obligations and exercise of all rights under this Agreement shall be governed by the fundamental principles of good faith and fair dealing.

                  Section 16.15. THIRD PARTY BENEFICIARIES. Each Party intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person or entity other than Recipient and Service Provider.

                  Section 16.16. CONSENT TO JURISDICTION. Without limiting the provisions of Article 12 hereof, each of the parties irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of the parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 16.16. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or
(ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

                  Section 16.17. NON-SOLICITATION. Recipient covenants and agrees for a three year period commencing July 1, 2000 it will not employ or solicit for employment any Service Provider employee working at the data centers or shared services center or rendering services to Recipient without Service Provider's prior written consent.

                  IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.


                                     IMS AG


                                     By:
                                         -----------------------------------
                                         Name:
                                         Title:


                                     SYNAVANT INC., as Guarantor for the
                                     entities listed on Schedule I hereto


                                     By:
                                         -----------------------------------
                                         Name:
                                         Title:

                  IN WITNESS WHEREOF, The Parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.


IMS HEALTH STRATEGIC                        NEW ST-GMBH
TECHNOLOGIES S.A.

By:                                         By:
    ----------------------------                ----------------------------
    Name:                                       Name:
    Title:                                      Title:


WALSH INTERNATIONAL HOLDING                 S.A. IMS HEALTH STRATEGIC
GMBH                                        TECHNOLOGIES N.V.


By:                                         By:
    ----------------------------                ----------------------------
    Name:                                       Name:
    Title:                                      Title:


IMS H NEDERLAND B.V.                        WALSH HISPANIA S.A.


By:                                         By:
    ----------------------------                ----------------------------
    Name:                                       Name:
    Title:                                      Title:


SYNAVANT UK LTD.                            IMS HEALTH STRATEGIC
                                            TECHNOLOGIES S.R.L.


By:                                         By:
    ----------------------------                ----------------------------
    Name:                                       Name:
    Title:                                      Title:


                                      I-17